EXHIBIT 10.15

FIRST INDUSTRIAL REALTY TRUST, INC.
2024 STOCK INCENTIVE PLAN
TIME-BASED LP UNIT AWARD AGREEMENT

Capitalized terms not specifically defined in this Time-Based LP Unit Award Agreement, including appendices attached hereto (“Award Agreement”) have the meanings specified in the Participant’s applicable Award Notice (“Award Notice”) or, if not in such Award Notice, in the First Industrial Realty Trust, Inc. 2024 Stock Incentive Plan, as may be amended from time to time (“2024 Plan”). The Award Notice and the 2024 Plan are incorporated herein by reference.

1.    Grant of Award LP Units.
(a)    The Company hereby grants the LP Units set forth in the Award Notice (“Award LP Units” or “Award”) to the Participant as of the Grant Date set forth in the Award Notice, which will be subject to forfeiture based on the vesting requirements set forth in this Award Agreement.
(b)     The Participant shall be admitted as a partner of First Industrial, L.P., a Delaware limited partnership (“Partnership”) with beneficial ownership of the Award LP Units as of the Grant Date by accepting the Award as required under the Award Notice. Accordingly, the Participant acknowledges and agrees that by accepting the Award under the Award Notice, the Participant shall be deemed to have executed and become a party to the Partnership Agreement and shall have all the rights with respect to the Award LP Units granted pursuant hereto, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. The Award LP Units constitute and shall be treated for all purposes as the property of the Participant, subject to the terms of this Award Agreement and the Partnership Agreement.
2.    Vesting.
(a)    The “Restricted Period” for each installment of Award LP Units set forth in the Award Notice (each, an “Installment”) shall begin on the Grant Date and end as of the date described in the Award Notice; provided that the Participant’s Termination of Service has not occurred prior thereto. Except as otherwise set forth below, following the expiration of the Restricted Period for each Installment, such Installment will be vested.
(b)    Upon the consummation of a Change of Control, the Restricted Period for all then outstanding Award LP Units (i.e., Award LP Units that had not previously been forfeited) shall cease and such Award LP Units shall become fully vested as of the effective date of the Change of Control.

(c)    Notwithstanding the foregoing provisions of this Section 2, (i) the Restricted Period for all the Award LP Units shall cease immediately and such Award LP Units shall become fully vested immediately upon the Participant’s Termination of Service due to the Participant’s Disability, death, or Retirement and (ii) the Restricted Period for all the Award LP Units shall be subject to accelerated expiration or waiver pursuant to (A) any employment, consulting or similar service agreement between the Participant and the Company or any of its subsidiaries or (B) otherwise pursuant to the authority of the Committee.

(d)    Except as set forth in Section 2(c) above, if the Participant’s Termination of Service occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all right, title and interest in and to any Installment(s) still subject to a Restricted Period as of such Termination of Service.

(e)    The Participant may, but shall not be required to, make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (“Section 83(b) Election”) with respect to the Award LP Units. In the event that the Participant elects to make a Section 83(b) Election, the Participant may use the form of election attached as Appendix B hereto but shall be solely responsible for preparing and timely filing such election with the IRS. In the event that the Participant makes a Section 83(b) Election, the Participant shall provide an executed copy of such election to the Company promptly after Participant’s filing of such election.

3.    Distributions.

(a)    The holder of the Award LP Units shall be entitled to receive distributions with respect to such Award LP Units to the extent provided for in the Partnership Agreement.
(b)    All cash distributions paid with respect to the Award LP Units shall be fully vested and non-forfeitable when paid, whether or not the Award LP Units have become vested as provided in Section 2 hereof, unless otherwise provided pursuant to Section 4 hereof.
4.    Changes in Capital Structure. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, significant repurchases of stock, or other similar change in the capital stock of the Company, (iii) any cash dividend or other distribution to holders of shares of Stock or Partnership Units shall be declared and paid other than in the ordinary course, or (iv) any other extraordinary corporate event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of equitable or proportionate adjustment in the terms of this Award Agreement or the Award LP Units to avoid distortion in the value of this Award, then the Committee shall make equitable or proportionate adjustment and take such other action as it deems necessary to maintain the Participant’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the Award LP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Award Agreement; (B) adjustments in any calculations provided for in this Award Agreement, and (C) substitution of other awards under the 2024 Plan or otherwise. All adjustments made by the Committee shall be final, binding and conclusive.
5.    Restrictions on Transfer. Except as otherwise agreed to by the Company and the Partnership, none of the Award LP Units granted hereunder nor any of the Partnership Units into which such Award LP Units may be converted (“Award Partnership Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law (each such action a “Transfer”) and the redemption rights (as set forth in Article IX of the Partnership Agreement) may not be exercised with respect to the Award Partnership Units, provided that, at any time after the date that (a) the Award LP Units vest and (b) is two (2) years after the Grant Date, (i) the Award LP Units or Award Partnership Units may be Transferred to Family Members by gift or domestic relations order, provided that the transferee agrees in writing with the Company and the Partnership to be bound by all the terms and conditions of this Award Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 5 and (ii) the redemption rights set forth in Article IX of the Partnership Agreement may be exercised with respect to Award Partnership Units, and Award Partnership Units may be Transferred pursuant to the exercise of such redemption rights, in accordance with and to the extent otherwise permitted by the terms of the Partnership Agreement. Additionally, all Transfers of the Award LP Units or Award Partnership Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended) and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of the Award LP Units or Award Partnership Units, the Partnership may require the Participant to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act of 1933, as amended). Any attempted Transfer of the Award LP Units or Award Partnership Units not in accordance with the terms and conditions of this Section 5 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any of the Award LP Units or Award Partnership Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any of the Award LP Units or Award Partnership Units. This Award Agreement is personal to the Participant, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
6.    Withholding and Taxes. In the event that any tax is required to be withheld in respect of this Award, no later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Participant will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company and the Partnership under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.
7.    Administration. The authority to manage and control the operation and administration of this Award Agreement and the 2024 Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the 2024 Plan. Any interpretation of this Award Agreement or the 2024 Plan by the Committee and any decision made by it with respect to this Award Agreement or the 2024 Plan shall be final and binding on all persons.
8.    2024 Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the 2024 Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the 2024 Plan. Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the 2024 Plan and this Award Agreement, the 2024 Plan shall control. Further, notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records of the Company and this Award Agreement, the corporate records shall control.
9.    Not an Employment Contract. The grant of this Award shall not confer on the Participant any right with respect to continuance of service with the Company or any Affiliate or Subsidiary, nor shall such grant confer any right to future grants of Award LP Units, or any other awards in lieu thereof, while employed by the Company or any Affiliate or Subsidiary. The grant shall not interfere in any way with the right of the Company or any Affiliate or Subsidiary to terminate the Participant’s service at any time.
10.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
11.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award Agreement.
12.    Notice. Any notice required or permitted to be given under this Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	First Industrial Realty Trust, Inc. One North Wacker Drive, Suite 4200 Chicago, Illinois 60606 Attn: General Counsel

If to the Participant:	At the most recent address on file with the Company.
13.    Counterparts. This Award Agreement may be executed in counterparts, each of which shall constitute one (1) and the same instrument. The Award Notice, the Award Agreement and any other documents related to this Award, and any amendments related to such documents, to the extent signed and delivered by means of electronic mail (including emailed .pdf or any electronic signature, e.g., DocuSign), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The Participant shall not raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was electronically transmitted or communicated as a defense to the formation or enforceability of a contract, and the Participant forever waives any such defense.
14.    Amendment. Without limitation of Section 18 and Section 19 below or as otherwise provided herein, this Award Agreement may be amended in accordance with the provisions of the 2024 Plan and may otherwise be amended by written agreement of the Participant, the Company and the Partnership without the consent of any other person.
15.    Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law.

16.    Data Privacy. The Participant agrees to the collection, use, processing and transfer (collectively, “Use”) of certain personal data such as the Participant’s name, salary, job title, and position evaluation rating, along with details of all past awards and current awards outstanding and awarded under the 2024 Plan or otherwise (collectively, “Data”), for the purpose of administering the 2024 Plan, a copy of which the Participant acknowledges having received and understood. The Participant further acknowledges and agrees that the Company and its affiliates and subsidiaries may make Use of the Data amongst themselves or with any other third parties assisting the Company in the administration of the 2024 Plan (collectively, “Data Recipients”). The Participant hereby further authorizes any Data Recipients, including any Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering the 2024 Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of Stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Stock acquired through the 2024 Plan or otherwise. The Company shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use shall be made of the Data for any purpose other than the administration of the 2024 Plan. The Participant may, at any time, review his or her Data and request necessary amendments to such Data. The Participant may withdraw consent to the Use of the Data herein by notifying the Company in writing; provided, however, that because the Data is essential to the Company’s ability to administer the 2024 Plan and to assess employee admissibility under the 2024 Plan, by withdrawing consent to the Use of the Data, the Participant may affect his or her eligibility to participate in the 2024 Plan. The Participant hereby releases and forever discharges the Company and its affiliates and subsidiaries from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data for purposes of administering the 2024 Plan, including without limitation, any and all claims for invasion of privacy, infringement of the Participant’s right of publicity, defamation and any other personal, moral and/or property rights.
17.    Section 409A. It is the intention of the Company that this Award Agreement and each Award LP Unit granted hereunder shall comply with the requirements of Section 409A of the Code or be exempt from Section 409A of the Code and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code, and this Award Agreement and the 2024 Plan shall be interpreted accordingly. Notwithstanding any provision of this Award Agreement to the contrary, if the Participant is determined to be a “specified employee” for purposes of Section 409A of the Code as of the Participant’s Termination of Service, then, to the extent required to avoid the imposition of tax under Section 409A of the Code, payments due under this Award Agreement that are deemed to be Deferred Compensation shall be subject to a six (6)-month delay following the Termination of Service; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination of Service (or, if earlier, as of the Participant’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination of Service shall be paid to the Participant in accordance with the payment schedule established herein. The Company does not guarantee that this Award or any payments or benefits that may be made or provided hereunder will satisfy all applicable provisions of Section 409A of the Code or any other Section of the Code.
18.    Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A of the Code. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision. The Participant’s acceptance of this Award constitutes the Participant’s acknowledgement of and consent to such rights of the Company.
19.    Clawback Policy. This Award, and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy, as it may be amended from time to time (“Policy”) and any applicable law. The Participant’s acceptance of this Award constitutes the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law, without further consideration or action.
20.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver the Award Notice, this Award Agreement and any other documents related to participation in the 2024 Plan, or to request the Participant to acknowledge participation in the 2024 Plan or otherwise execute documents required by the Company in connection with the 2024 Plan, by electronic means, and may decide to accept or require electronic signatures and electronic delivery of the Award Notice, this Award Agreement and any other documents by the Participant.

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APPENDIX A

DEFINITIONS

“2024 Plan” has the meaning set forth in the paragraph preceding Section 1.
“Award” has the meaning set forth in Section 1(a).
“Award Agreement” has the meaning set forth in the paragraph preceding Section 1.
“Award LP Units” has the meaning set forth in the in Section 1(a).
“Award Notice” has the meaning set forth in the paragraph preceding Section 1.
“Award Partnership Units” has the meaning set forth in Section 5.

“Company” has the meaning set forth in the 2024 Plan.
“Data” has the meaning set forth in Section 16.

“Data Recipient” has the meaning set forth in Section 16.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of the Participant, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

“Grant Date” has the meaning set forth in the Award Notice.
“Installment” has the meaning set forth in Section 1(a).

“LP Unit” means an “LTIP Unit” as defined in the Partnership Agreement.
“Participant” has the meaning set forth in the Award Notice.
“Partnership” has the meaning set forth in Section 1(b).
“Partnership Agreement” means the Thirteenth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of December 13, 2018, as amended from time to time.
“Partnership Unit” has the meaning set forth in the Partnership Agreement.
“Policy” has the meaning set forth in Section 19.

“Restricted Period” has the meaning set forth in Section 1(a).

“Retirement” means the Participant’s voluntary Termination of Service where the Participant: (i) has attained the age of sixty (60) with at least ten (10) consecutive years of service with the Company or an Affiliate or Subsidiary; and (ii) has provided the Company with at least ninety (90) days prior written notice of the proposed date of voluntary Termination of Service. For purposes of this Award, a Participant’s Retirement shall not include: (i) a Termination of Service for “Cause” (as defined in the Participant’s current employment agreement or service agreement, and if not so defined, as defined under the 2024 Plan), as determined in the sole discretion of the Company, (ii) a resignation by the Participant after being notified that the Company has elected to terminate the Participant for Cause (as defined above), (iii) a termination or resignation by the Participant during the pendency of an investigation with respect to the Participant or while the Participant is on a performance improvement plan, or (iv) any other circumstance upon which the Company determines in good faith the Participant is not in good standing at the time of such termination at the sole discretion of the Company.

“Section 83(b) Election” has the meaning set forth in Section 2(e).
“Transfer” has the meaning set forth in Section 5.
“Use” has the meaning set forth in Section 16.

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APPENDIX B

83(b) Election Form

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF PROPERTY PURSUANT TO §83(B) OF THE INTERNAL REVENUE CODE

The undersigned hereby elects pursuant to §83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1. The Taxpayer’s name, address, and taxpayer identification number of the undersigned are:
_________________________
_________________________
_________________________
Social Security #: ______________________
2. Description of property with respect to which the election is being made:
________ LTIP Units (“LP Units”) in First Industrial, L.P., a Delaware Limited Partnership (the “Partnership”), the terms of which are set forth in that certain Thirteenth Amended and Restated Agreement of Limited Partnership of First Industrial, L.P., dated as of December 13, 2018, as may be amended from time to time.
3. The date on which property was transferred and taxable year of transfer:
Date of transfer: ________, __. Taxable year of transfer: calendar year 2025.
4. The nature of the restriction(s) to which the property is subject is:
(a)     With limited exceptions, until the LP Units vest, the Taxpayer may not transfer in any manner any portion of the LP Units without the consent of the Partnership.
(b)     The Taxpayer’s LP Units vest in accordance with the vesting provisions described in the Schedule attached hereto. Unvested LP Units are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.
5. Fair Market Value: The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $0 per LP Unit.
6. Amount paid for the property: The amount paid by Taxpayer for said property was $0 per LP Unit.
7. Gross income inclusion: The amount to include in gross income is $0.
The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.
Dated: ___________________________

____________________________
_________________, the Taxpayer

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Schedule to Section 83(b) Election - Vesting Provisions of LP Units

The LP Units are subject to time-based vesting. 33.33% of the LP Units will vest on each of January 1, 2026, January 1, 2027 and January 1, 2028, provided that the Taxpayer does not have a Termination of Service (as defined the Company’s 2024 Stock Incentive Plan) prior to such date, subject to acceleration in certain circumstances. Unvested LP Units are subject to forfeiture in the event of failure to vest based on a Termination of Service.
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